Federal Home Loan Bank of Des Moines
news release

FOR IMMEDIATE RELEASE
Date: April 27, 2017
Contact: Angela Richards
515.281.1014
arichards@fhlbdm.com

FHLB Des Moines Reports First Quarter 2017 Preliminary
Unaudited Financial Results

The Bank Reported Net Income of $140 Million for the Quarter Ended March 31, 2017

(Des Moines, Iowa) - The Federal Home Loan Bank of Des Moines (the Bank) today released preliminary unaudited financial highlights for the quarter ended March 31, 2017. The Bank expects to file its First Quarter 2017 Form 10-Q with the Securities and Exchange Commission (SEC) on or before May 15, 2017.

Summary

The Bank recorded $140 million in net income for the first quarter of 2017. The Bank’s net income was primarily driven by net interest income, other income (loss), and other expense.

The Bank’s net interest income totaled $153 million in the first quarter of 2017, an improvement from the comparable period in 2016, reflecting the higher interest rate environment and increases in the Bank’s average advances. Advances, which totaled $123.6 billion as of March 31, 2017, continued to be the Bank’s single largest asset class, accounting for 71 percent of total assets.

As a result of the Bank’s first quarter 2017 earnings, the Bank accrued $16 million for use in its Affordable Housing Program (AHP), compared to $21 million during the same period in 2016. These accruals have positioned the Bank to meet more of the district’s affordable housing needs.

“We remain pleased with our members’ utilization of the Bank’s products and services,” said Michael L. Wilson, president and CEO. “The level of utilization indicates to us that we are striking the right balance between the pricing of our products and the dividend we pay members of the cooperative.”

In May, the Board of Directors (Board) is scheduled to consider the first quarter 2017 dividend. An announcement is expected on or before May 15, 2017.

Detail

Operating Results

For the three months ended March 31, 2017, the Bank recorded net income of $140 million compared to $187 million for the same period in 2016. The higher net income in the first quarter of 2016 was attributable to significant one-time settlements on PLMBS litigation. The Bank's net income was primarily driven by net interest income, other income (loss), and other expense.

Net Interest Income - The Bank's net interest income totaled $153 million for the three months March 31, 2017 compared to $103 million for the same period last year. The increase was primarily due to an increase in interest income resulting from the higher interest rate environment and higher average advance balances. The Bank's net interest margin was 0.35 percent during the three months ended March 31, 2017 compared to 0.28 percent for the three months ended March 31, 2016. The increase was a result of the Bank's interest-earning assets repricing to higher interest rates at a quicker pace than the Bank's interest-bearing liabilities during the first quarter of 2017.

Other Income (Loss) - The Bank recorded a net gain of $35 million in other income (loss) for the three months ended March 31, 2017 compared to a gain of $132 million for the same period last year. Other income (loss) was primarily impacted by net gains on litigation settlements of $21 million and $137 million during the three months ended March 31, 2017 and 2016 as a result of settlements with certain defendants in the Bank’s private-label MBS litigation. The Bank continues to pursue the remaining proceedings on appeal. Other factors impacting other income (loss) include net gains (losses) on derivatives and hedging activities and net gains (losses) on trading securities, as described below.

During the three months ended March 31, 2017, the Bank recorded net gains of $6 million on its derivatives and hedging activities through other income (loss) compared to net losses of $43 million during the same period last year. The net gains were primarily driven by changes in interest rates. These changes positively impacted the Bank's available-for-sale fair value hedge relationships and fair value changes on interest rate swaps that the Bank utilized to economically hedge its investment securities portfolio. The Bank utilizes derivative instruments to manage interest rate risk.

During the three months ended March 31, 2017, the Bank recorded net gains on trading securities of $5 million compared to net gains of $35 million for the same period in 2016. These changes in fair value were primarily due to the impact of changes in interest rates and credit spreads on the Bank's fixed rate trading securities.

Other Expense - Other expense totaled $32 million for the three months ended March 31, 2017 compared to $27 million for the same period last year. The increase was primarily due to an increase in professional fees as a result of hiring external resources to assist with improving the Bank's internal control environment.

Balance Sheet Highlights

The Bank's total assets decreased to $172.9 billion at March 31, 2017, from $180.6 billion at December 31, 2016, due primarily to a decrease in advances. Advances decreased due primarily to the repayment of advances held by a large depository institution member and by certain captive insurance company members whose membership was terminated in response to the Finance Agency final rule affecting FHLBank membership.

The Bank's total liabilities decreased to $165.5 billion at March 31, 2017, from $173.2 billion at December 31, 2016, driven primarily by a decline in the amount of consolidated obligations needed to fund the Bank’s assets.

Total capital remained stable at $7.4 billion at March 31, 2017 and December 31, 2016. The Bank's regulatory capital ratio increased to 4.57 percent at March 31, 2017, from 4.48 percent at December 31, 2016 and was above the required regulatory minimum at each period end. Regulatory capital includes all capital stock, mandatorily redeemable capital stock, additional capital from merger, and retained earnings.

Additional financial information will be provided in the Bank's First Quarter 2017 Form 10-Q available at www.fhlbdm.com or www.sec.gov on or before May 15, 2017.

Federal Home Loan Bank of Des Moines Financial Highlights (preliminary and unaudited)
	March 31,	December 31,
Statements of Condition (dollars in millions)	2017	2016
Advances	$123,609	$131,601
Investments	41,792	41,218
Mortgage loans held for portfolio, net	6,870	6,913
Total assets	172,918	180,605
Consolidated obligations	163,505	170,845
Mandatorily redeemable capital stock	494	664
Total liabilities	165,469	173,204
Capital stock - Class B putable	5,803	5,917
Additional capital from merger	9	52
Retained earnings	1,590	1,450
Accumulated other comprehensive income (loss)	47	(18)
Total capital	7,449	7,401
Total regulatory capital[1]	7,896	8,083
Regulatory capital ratio	4.57%	4.48%

1     Total regulatory capital includes all capital stock, mandatorily redeemable capital stock, additional capital from merger, and retained earnings.

	Three Months Ended
	March 31,
Operating Results (dollars in millions)	2017	2016
Net interest income	$153	$103
Other income (loss):
Net gains (losses) on trading securities	5	35
Net gains (losses) on derivatives and hedging activities	6	(43)
Gains on litigation settlements, net	21	137
Other, net	3	3
Total other income (loss)	35	132
Total other expense	32	27
Net income before assessments	156	208
Affordable Housing Program assessments	16	21
Net income	$140	$187
Performance Ratios
Net interest spread	0.31%	0.25%
Net interest margin	0.35%	0.28%
Return on average equity	7.52%	12.92%
Return on average capital stock	9.49%	15.39%
Return on average assets	0.31%	0.50%

The selected financial data above should be read in conjunction with the financial statements and notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in the Bank's First Quarter 2017 Form 10-Q expected to be filed on or about May 15, 2017 with the SEC.

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Statements contained in this announcement, including statements describing the objectives, projections, estimates, or future predictions in the Bank's operations, may be forward-looking statements. These statements may be identified by the use of forward-looking terminology, such as believes, projects, expects, anticipates, estimates, intends, strategy, plan, could, should, may, and will or their negatives or other variations on these terms. By their nature, forward-looking statements involve risk or uncertainty, and actual results could differ materially from those expressed or implied or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. As a result, you are cautioned not to place undue reliance on such statements.

The Bank is a wholesale cooperative bank that provides low-cost, short- and long-term funding and community lending to over 1,400 members, including commercial banks, savings institutions, credit unions, insurance companies, and community development financial institutions. The Bank is wholly owned by its members and receives no taxpayer funding. The Bank serves Alaska, Hawaii, Idaho, Iowa, Minnesota, Missouri, Montana, North Dakota, Oregon, South Dakota, Utah, Washington, Wyoming, and the U.S. Pacific territories of American Samoa, Guam, and the Commonwealth of the Northern Mariana Islands. The Bank is one of eleven regional Banks that make up the Federal Home Loan Bank System.